Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Retrophin, Inc.
San Diego, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-227182, 333-202861 and 333-198648) and Form S-8 (Nos. 333-224848, 333-218582, 333-213599, 333-206510 and 333-200224) of Retrophin, Inc. of our reports dated February 26, 2019, relating to the consolidated financial statements and the effectiveness of Retrophin, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

New York, New York
February 26, 2019